UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2014

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 500 Dallas, Texas 75219
(Address of Principal Executive Offices) (Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of New Equity Award Agreement

RSP Permian, Inc. (the “Company”) maintains the RSP Permian, Inc. 2014 Long-Term Incentive Plan (the “LTIP”) for the purpose of providing compensatory awards to employees, consultants and directors of the Company and its affiliates.  On April 15, 2014, the Board of Directors (the “Board”) of the Company approved the adoption of a form award agreement that will govern the grant of performance-based restricted stock awards under the LTIP (the “Form Agreement”).  The following description of the Form Agreement is qualified in its entirety by reference to the form filed herein as Exhibit 10.1, and incorporated into this Current Report on Form 8-K by reference.

The Form Agreement provides for the grant of restricted stock awards, which are shares of the Company’s common stock (the “Common Stock”) that are subject to certain vesting restrictions and a risk of forfeiture until the awards are deemed vested. The Form Agreement will use performance-based vesting restrictions, which will be set at the discretion of the Company at the time of each individual grant, but in accordance with the terms and conditions set forth in the LTIP for performance-based awards.  The award recipient will also be required to have provided continuous services to the Company or one of its affiliates throughout the vesting period in order for the award to be deemed vested upon the satisfaction of the applicable performance criteria.  Certain terminations of employment or change in control events may also result in the immediate acceleration of vesting, or in the immediate forfeiture of the award, which the Company may also determine at the time that each individual grant is awarded. During the applicable vesting period for the award, the holder shall have all the rights of a stockholder of the Company, including dividend and voting rights with respect to each share of Common Stock underlying the restricted stock award.

Item 9.01                                           Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
10.1	Form Restricted Stock Grant and Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

	By:	/s/ Scott McNeill
Scott McNeill
Chief Financial Officer and Director

Dated: April 16, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form Restricted Stock Grant and Award Agreement